Exhibit 99.1

Contact:

Dennis P. Wolf

EVP of Operations, Finance,

Administration & CFO

800-850-6664, ext. 6482

dennisw@omnicell.com

For Immediate Release

Omnicell announces first quarter 2003 financial results

Company returns to profitability

PALO ALTO, Calif. (April 21, 2003) — Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions for healthcare, today announced financial results for the quarter ended March 31, 2003, summarized as follows:

•                    For the first quarter of 2003, total revenue was $22.1 million, compared to $24.4 million for the same period in 2002 and $20.5 million for the fourth quarter of 2002.

•                    Gross margin was 57.2% for the first quarter of 2003, compared to 61.6% for the same period in 2002 and 56.9% for the fourth quarter of 2002.

•                    Total operating expenses decreased to $12.2 million for the first quarter of 2003 from $13.7 million for the same period of 2002 and $17.0 million for the fourth quarter of 2002.  The fourth quarter of 2002 included $2.4 million for restructuring and purchased in-process research and development.

•                    Net income for the quarter was $444,000 or $0.02 per diluted share compared to $1.7 million or $0.07 per diluted share for the same period of 2002 and a net loss of $5 million or $(0.23) per share on a diluted basis for the fourth quarter of 2002.

•                    Total cash balances as of March 31, 2003 were $23.1 million, compared to $21.5 million as of December 31, 2002. The increase in cash balances was primarily due to net cash generated by operating activities.

•                    Total backlog as of March 31, 2003 was $30.5 million, compared to $28.3 million for the quarter ended December 31, 2002, an increase of $2.2 million.

•                    As of March 31, 2003, 25,472 pharmacy and supply automation systems had been installed or released for customer installation in 1,384 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s improved business results, said, “I am very pleased with the progress we made during this past quarter on a number of fronts—revenue growth, expense management, new product and new business expansion, as well as completing our senior management changes. Of course, most gratifying is that we have returned to being profitable. We believe that we are well-positioned with the solutions and people that will continue to meet the healthcare market’s needs for increased patient safety and operational efficiency.”

Dennis P. Wolf, executive vice president of operations, finance, administration and CFO, observed, “Our expense run rate has dropped significantly, and we now have a much more efficient business model. With revenue now growing, we have returned to profitability faster than we thought. We will continue to look for ways to improve our operational processes and make more targeted investments to support our market needs-driven strategy.”

Conference Call Details

Management will report financial results for the first quarter of 2003 on Monday, April 21, at 9:00 a.m. ET via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-257-7087 (domestic) or 303-262-2175 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 11:00 a.m. ET on April 21 through 11:59 p.m. ET on April 28. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 534737 for both numbers will access the call replay.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions for healthcare. Addressing the medication-use process and the medical-surgical supply chain, Omnicell`s broad range of solutions are used throughout the healthcare facility—in the pharmacy, nursing units, operating room, cardiac cath lab, and all the way to the patient’s bedside. Improving patient care by enhancing operational efficiency, Omnicell’s solutions include systems for physician order management, automated pharmacy retrieval, medication and supply dispensing, nursing workflow automation at the bedside, and Web-based procurement. These solutions enable healthcare facilities to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission ("SEC") filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the Company to maintain or increase profitability in the future, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. For a more detailed description of the factors that may impact these forward-looking statements, please refer to the information under the heading "Factors That May Affect Our Future Operating Results" in Omnicell's annual report on Form 10-K filed with the SEC on March 28, 2003, as well as the other information contained in that Form 10-K and in our other SEC filings. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Product revenues	$17,557	$21,030
Service and other revenues	4,517	3,389
Total revenues	22,074	24,419
Costs of revenues:
Cost of product revenues	7,706	7,985
Cost of service and other revenues	1,747	1,382
Total cost of revenues	9,453	9,367
Gross profit	12,621	15,052
Operating expenses:
Research and development	2,368	2,678
Selling, general and administrative	9,871	11,004
Total operating expenses	12,239	13,682
Income from operations	382	1,370

Interest and other income	124	677

Interest and other expense	(46)	(457)
Income before provision for income taxes	460	1,590

Provision (benefit) for income taxes	16	(60)
Net income	$444	$1,650
Net income per common share — basic	$0.02	$0.08
Net income per common share — diluted	$0.02	$0.07
Weighted average common shares outstanding — basic	22,104	21,514
Weighted average common shares outstanding — diluted	22,783	22,964

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2002	December 31, 2002
	(Unaudited)	(Note 1)
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$23,147	$21,485
Accounts receivable, net	9,879	10,644
Inventories	10,345	12,741
Other current assets	3,156	3,575
Total current assets	46,527	48,445
Property and equipment, net	4,703	5,026
Other assets	10,188	12,071
Total assets	$61,418	$65,542

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,614	$5,975
Accrued liabilities	10,773	11,695
Deferred service revenue	12,574	11,598
Deferred gross profit	16,620	18,008
Current portion of note payable	1,204	1,197
Total current liabilities	43,785	48,473
Note payable	—	305
Other long-term liabilities	458	458
Stockholders’ equity	17,175	16,306
Total liabilities and stockholders’ equity	$61,418	$65,542

(Note 1 — December 31, 2002 amounts derived from the audited financial statements)